EXHIBIT 10.1

FORM OF
ADVISORY AGREEMENT
BETWEEN
SHEARSON AMERICAN REIT, INC.
AND
SHEARSON AMERICAN ADVISORS, LLC

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TABLE OF CONTENTS
(continued)

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ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of the 4Th day of February , 2013 (the “Effective Date”), is entered into by and between Shearson American REIT, Inc., a Nevada corporation (the “Company”) and Shearson American Advisors, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

WITNESSETH

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments in accordance with the investment guidelines set forth in the Form 10;

WHEREAS, the Company desires to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below:

Acquisition Expenses means any and all expenses incurred by the Company, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition or development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on Assets not acquired, accounting fees and expenses, title insurance premiums, the costs of performing due diligence and miscellaneous expenses related to selection and acquisition of Assets, whether or not acquired.

Acquisition Fees means the fee payable to the Advisor pursuant to Section 8.1 plus any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with acquiring or investing in Loans, the purchase, development or construction of Properties or the acquisition of or investment in any other Assets, including real estate commissions, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature; provided, however, that Acquisition Fees shall not include any development fees and construction fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.

Advisor means (i) Shearson American Advisors, LLC, a Delaware, limited liability Company, or (ii) any successor advisor to the Company.

Affiliate or Affiliated means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Asset means any Property, Loan or other investment (other than investments in bank accounts, money market accounts, money market funds or other current assets) owned by the Company, directly or indirectly.

Asset Management Fee means the fees payable to the Advisor pursuant to Section 8.2.

Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Assets before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board means the board of directors of the Company, as of any particular time.

Bylaws means the bylaws of the Company, as amended from time to time.

Cause means with respect to the termination of this Agreement, fraud, criminal conduct, intentional misconduct or breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor which remains uncured 20 days after receipt of notice of such breach from the Company’s Board of Directors.

Charter means the charter of the Company, as amended from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company means Shearson American REIT, Inc., a corporation organized under the laws of the State of Nevada, and its subsidiaries.

Contract Sales Price means the total consideration received by the Company for the Sale of an Asset.

Convertible Stock has the meaning set forth in Section 8.5.

Cost of Assets means the sum of (i) with respect to the acquisition of an Asset to be wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to fund the acquisition, development, construction or improvement of the Asset, inclusive of expenses associated with the acquisition of such Asset and the amount of any debt associated with, or used to fund the investment in, such Asset and (ii) with respect to the acquisition of an Asset through any Joint Venture, the portion of the amount actually paid or allocated to fund the acquisition, development, construction or improvement of the Asset, inclusive of expenses associated with the acquisition of such Asset, plus the amount of any debt associated with, or used to fund the investment in, such Asset that is attributable to the Company’s investment in such Joint Venture. Any fees paid to an Affiliate of the Advisor shall be excluded in calculating the “Cost of Assets” with respect to the acquisition of any Asset under this Agreement.

Disposition Fee means the fee payable to the Advisor pursuant to Section 8.4.

Distribution means any distributions of money or other property by the Company to Stockholders, including a distribution that may constitute a return of capital for federal income tax purposes.

DRIP means the Distribution Reinvestment Plan of the Company in the form attached as Appendix B to the prospectus included in the Registration Statement.

Excess Amount has the meaning set forth in Section 9.2.

Expense Year has the meaning set forth in Section 9.2.

Fair Market Value, with respect to the Company’s Assets, means the fair market value of all Assets then held by the Company as of the date of determination, or the Company’s proportionate share of such Assets in the case of an investment made through a Joint Venture or other co-ownership arrangement, excluding any debt financing obtained by the Company or made available to the Company. For purposes of this Agreement, (i) the Fair Market Value of any Property shall be based upon “AS-IS” “WHERE-IS” appraisals conducted on such Property on at least an annual basis; and (ii) the Fair Market Value of any Loans shall be equal to the face value of such Loan, unless it is Non-Performing, in which case, the Fair Market Value shall be equal to the book value of such Loan, but never more than the appraised value of the underlying real estate collateral securing such Loan.

FINRA means the Financial Industry Regulatory Authority, Inc.

GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason means either (i) any failure by the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement; or (ii) any material breach of this Agreement by the Company.

Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for selling commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced selling commissions or other fees are paid to the Selling Agent or a soliciting dealer (where net proceeds to the Corporation are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the prospectus for such Offering without reduction.

Independent Director has the meaning set forth in the Charter.

Initial Public Offering means the first Offering pursuant to an effective registration statement filed under the Securities Act.

Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Assets.

Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”

Loans means investments in mortgages, notes, deeds of trust, bonds, debentures, security interests or other evidence of indebtedness, which are secured or collateralized by real property owned by the borrowers or obligors under such mortgages, notes, deeds of trust, security interests or other evidence of indebtedness (including without limitation, any first and second mortgage loans, mezzanine loans, subordinated mortgage loans, bridge loans, real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans secured by real estate) made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture.

NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.

Net Income means, for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Non-Performing means, with respect to any Loan, (i) a determination by the Advisor, based on current information and events, that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the Loan or (ii) when payment of interest on such Loan is 90 days or more past due.

Offering means any offering and sale of Shares.

Operating Expenses means all costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or to Company business, including advisory expenses, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses and (vii) all other fees and expenses associated or paid in connection with the acquisition, disposition, management and ownership of real estate interests, Loans or other Assets (such as real estate commissions, disposition fees, financing fees and the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of Property).

Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company and to be paid from the assets of the Company in connection with the formation of the Company and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Property means any real property.

Property Manager means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333- 180741), as amended from time to time, in connection with the Initial Public Offering.

REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.

Sale means (i) any transaction or series of transactions whereby: (A) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Asset or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Asset which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company is a co-venturer or partner directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Asset or portion thereof, including any event with respect to any Asset which gives rise to insurance claims or condemnation awards; (D) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Loan or portion thereof (including with respect to any Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Loan and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more Assets within 180 days thereafter.

SEC means the United States Securities and Exchange Commission.

Securities means Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Selling Agent means a Broker/Dealer.

Shares means shares of common stock of the Company, par value $0.001 per share.

Stockholders means the registered holders of the Shares.

Termination Date means the date of termination of the Agreement, determined in accordance with Article 13 hereof.

2%/25% Guidelines means the requirement pursuant to the NASAA REIT Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2.0% of the Company’s Average Invested Assets during such 12-month period or 25.0% of the Company’s Net Income over the same 12-month period.

ARTICLE 2

APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its Assets. The Advisor undertakes to use its commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Charter, the direction and oversight of the Board and Section 4.3 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1 Offering Services. The Advisor shall manage and supervise:

(i) the development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) along with the Selling Agent, the approval of the participating broker-dealers and negotiation of the related selling agreements;

(iii) coordination of the due diligence process relating to participating broker-dealers and their review of the Registration Statement and other Offering and Company documents;

(iv) preparation and approval of marketing materials contemplated to be used by the Selling Agent or others relating to the Initial Public Offering or other Offerings;

(v) along with the Selling Agent, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi) creation and implementation of various technology and electronic communications related to the Initial Public Offering or other Offerings;

(vii) the offer and sale of the Shares through the DRIP; and

(viii) all other services related to the Initial Public Offering or other Offerings, other than services that (a) are to be performed by the Selling Agent, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state.

3.2 Acquisition Services. The Advisor shall:

(i) serve as the Company’s investment and financial advisor and obtain market research and economic and statistical data in connection with the Company’s Assets and investment objectives and policies;

(ii) subject to Article 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential Assets; (b) structure and negotiate the terms and conditions of transactions pursuant to which the Assets will be acquired; and (c) acquire Assets on behalf of the Company;

(iii) Oversee the due diligence process related to prospective Assets;

(iv) prepare reports regarding prospective investments that require the Board’s approval, which reports shall include recommendations and supporting documentation necessary for the Board to evaluate the prospective investments;

(v) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of prospective Assets of the Company; and

(vi) negotiate and execute investments in prospective Assets of the Company and other transactions.

3.3 Asset Management Services. The Advisor shall:

(i) monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of Assets of the Company;

(iii) monitor and evaluate the performance of Assets of the Company, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s Assets;

(iv) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Assets on an overall portfolio basis;

(v) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(vi) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(vii) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget; and

(viii) coordinate and manage relationships between the Company and any Joint Venture partners.

3.4 Accounting and Other Administrative Services. The Advisor shall:

(i) manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(iii) from time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(iv) coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance in all material respects with this Agreement;

(v) provide or arrange for administrative, legal and other support services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(v) provide financial and operational planning services and portfolio management functions;

(vi) maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file on a timely basis all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual and quarterly financial statements that conform with applicable SEC requirements;

(vii) maintain all appropriate books and records of the Company and maintain appropriate systems of internal control with respect to financial reporting;

(viii) oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(ix) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(x) provide the Company with all necessary cash management services;

(xi) manage and coordinate with the transfer agent the distribution process and payments to Stockholders;

(xii) consult with the officers of the Company and the Board and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xiii) provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xiv) consult with the officers of the Company and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto; and

(xv) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

3.5 Stockholder Services. The Advisor shall:

(i) manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii) establish technology infrastructure to assist in providing Stockholder support and service.

3.6 Financing Services. The Advisor shall:

(i) identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii) negotiate terms of, arrange and execute financing agreements;

(iii) manage relationships between the Company and its lenders; and

(iv) monitor and oversee the service of the Company’s debt facilities and other financings.

3.7 Disposition Services. The Advisor shall:

(i) consult with the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and

(ii) structure and negotiate the terms and conditions of transactions pursuant to which Assets may be sold.

ARTICLE 4
AUTHORITY OF ADVISOR

4.1 Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of Assets, and the performance of those services described in Article 3 hereof, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate, subject to the Advisor’s continuing obligation to oversee the performance of such services. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.2 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Delaware General Corporation Law require the prior approval of the Board. In addition, the Advisor shall comply with all directives and policies adopted by the Board, including without limitation, any requirements set forth in policies adopted by the Board for Board review and approval of proposed actions. If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.3 Modification or Revocation of Authority of Advisor. The Board may, from time to time, with the consent of the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4; provided, however, that the Board may act immediately to modify or revoke such authority or approvals upon notice to the Advisor and without the Advisor’s consent if the Board concludes such immediate action is necessary to protect the Company’s stockholders. Any modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the effective date of receipt by the Advisor of such notification.

ARTICLE 5
BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds of the Company shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

ARTICLE 6
RECORDS AND ACCESS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

ARTICLE 7
LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its good faith judgment, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

ARTICLE 8
FEES AND CONVERTIBLE STOCK ISSUANCE

8.1 Acquisition Fees.

8.1.1 As compensation for the investigation, selection, sourcing and acquisition or origination (by purchase, investment or exchange) of Assets, the Company shall pay an Acquisition Fee to the Advisor for each such investment (whether an acquisition or origination) in an amount equal 3.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the investment, inclusive of the Acquisition Expenses associated with such investment and the amount of any debt associated with, or used to fund the investment in, such Asset.

8.1.2 Notwithstanding anything herein to the contrary, (i) no Acquisition Fee shall be payable for any Loans acquired from an Affiliate of the Advisor; and (ii) the payment of Acquisition Fees by the Company or a borrower shall otherwise be subject to the limitations on acquisition fees contained in (and defined in) the Charter.

8.1.3 The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition or origination, accompanied by a computation of the Acquisition Fee. Generally, the Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. However, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

8.2 Asset Management Fees.

8.2.1 The Company shall pay the Advisor as compensation for the services described in Section 3.3 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 0.85% of the Fair Market Value of the Company’s Assets, as of the end of the preceding month.

8.2.2 The Asset Management Fee will be reduced to one-twelfth of 0.75% of the Fair Market Value of the Company’s Assets, effective as of the beginning of the month immediately following the date on which the Shares are listed on a national securities exchange.

8.2.3 The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. Generally, the Asset Management Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. However, payment of the Asset Management Fee may be deferred, in whole or in part, in the sole discretion of the Advisor. Any such deferred Asset Management Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

8.3 Debt Financing Fees.

8.3.1 The Company shall pay the Advisor as compensation for the services described in Section 3.6 hereof a monthly fee (the “Debt Financing Fee”) in an amount equal to one-twelfth of 0.25% of the aggregate debt financing (including, but not limited to, any mortgage debt, lines of credit, and other term indebtedness (including refinancing)) obtained by the Company or made available to the Company.

8.3.2 In the case of a Joint Venture or other co-ownership arrangement with the Company, the Debt Financing Fee shall be paid only with respect the portion of the debt financing directed allocated to the Company.

8.3.3 The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Debt Financing Fee for the applicable period. Generally, the Debt Financing Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. However, payment of the Debt Financing Fees may be deferred, in whole or in part, in the sole discretion of the Advisor. Any such deferred Debt Financing Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

8.4 Disposition Fees.

8.4.1 If the Advisor or any of its Affiliates provide substantial services (as determined by the Independent Directors) in connection with a Sale (except for the Sale of any Securities that are traded on a national securities exchange), the Advisor or such Affiliate shall receive a Disposition Fee equal to the lesser of (i) 3.0% of the Contract Sales Price of each Asset sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. Notwithstanding anything to the contrary, the Disposition Fee payable by the Company in connection with any Sale, when added to the sums paid to Persons not Affiliated with the Advisor, may not exceed the lesser of (i) 6.0% of the Contract Sales Price of each Asset sold or (ii) the customary commission which would be paid to a third-party broker for the sale of a comparable property.

8.4.2 The Advisor shall also receive a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a Loan or other debt-related investment only if there is a corresponding fee paid by the borrower to the Company, in which event the Advisor shall receive the lesser of (i) 1.0% of the principal amount of the loan or debt-related investment prior to such transaction or (ii) the amount of the fee paid by the borrower to the Company in connection with such transaction.

8.4.3 If the Company acquires ownership of a Property as a result of a foreclosure or workout of a Loan, the Company will pay a Disposition Fee to the Advisor upon the sale of such Property in an amount equal to 3.0% of the Contract Sales Price of such Property.

8.4.4 With respect to any Asset held in a Joint Venture or other co-ownership arrangement with the Company, each of the Disposition Fees payable under this Section 8.4 will be reduced to a percentage of such amount reflecting the Company’s economic interest in the Joint Venture or other co-ownership arrangement.

8.4.5 The payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Charter. The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. However, payment of the Disposition Fee may be deferred, in whole or in part, in the sole discretion of the Advisor. Any such deferred Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

8.5 Issuance of Convertible Stock. The Company and the Advisor acknowledge that the Company has issued 1,000 shares of its non-participating, non-voting convertible stock, $0.001 par value per share (the “Convertible Shares”), to the Advisor, for which the Advisor contributed $1,000 to the Company. In accordance with, and subject to the terms of, the Charter, the Convertible Shares will convert into a number of shares of common stock equal to three and one-half percent (3.50%) of the outstanding shares of the Company’s common stock immediately preceding the conversion if and when: (i) the Company has made total Distributions on the then outstanding shares of its common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; (ii) the Company lists its common stock for trading on a national securities exchange; or (iii) if this Agreement is terminated or not renewed by the Company (other than for “Cause” as defined in this Agreement). The Charter further provides that, the event of a termination or non-renewal of this Agreement for Cause, the Convertible Shares will be redeemed by the Company for $1.00 per share.

ARTICLE 9
EXPENSES

9.1 General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) All Organization and Offering Expenses; provided, however, that after the Company has reimbursed the Advisor $100,000 of Organization and Offering Expenses, no additional reimbursements will be made by the Company unless the aggregate amount of all such reimbursements does not exceed 0.75% of the Gross Proceeds raised as of the date of the reimbursement;

(ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Assets, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Charter;

(iii) The actual out-of-pocket cost of goods and services used by the Company and obtained from third parties;

(iv) Rent, utilities and other third party costs for office space;

(v) Interest and other costs for borrowed money or securitization transactions, including discounts, points and other similar fees;

(vi) Taxes and assessments on income or Assets, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

(vii) Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and the Board;

(viii) Expenses of managing, improving, developing, operating and selling Assets owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Assets, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Assets;

(ix) All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(x) Personnel and related employment direct costs incurred by the Advisor or its Affiliates (a) in performing the services described in Article 3 hereof or (b) as otherwise approved by the Independent Directors, including but not limited to salary, benefits, burdens and overhead of all employees directly involved in the performance of such services, plus all out-of-pocket costs incurred; provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees (A) perform services for which the Advisor receives Acquisition Fees or Disposition Fees or (B) serve as executive officers of the Company;

(xi) Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii) Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xiii) Out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances;

(xiv) Expenses connected with payments of Distributions in any form (including in connection with the DRIP) made or caused to be made by the Company to the Stockholders;

(xv) Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

(xvi) All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.2 Timing of and Additional Limitations on Reimbursements.

9.2.1 Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor, subject to receipt by the Company from the Advisor of a statement documenting the monthly expenses incurred by the Advisor on behalf of the Company pursuant to this Agreement.

9.2.2 Commencing upon the fourth fiscal quarter after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Board determines that such excess was justified, based on unusual and nonrecurring factors that the Board deems sufficient. If the Board does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Board determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Board, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Board considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.

ARTICLE 10
OTHER SERVICES

Should (i) the Company request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

ARTICLE 11
VOTING AGREEMENT

Shearson American Advisors, LLC agrees that, with respect to any Shares now or hereinafter owned by it, it will not vote or consent on matters submitted to the Stockholders of the Company regarding (i) the removal of Shearson American Advisors, LLC  or any of its Affiliates as the Advisor or (ii) any transaction between the Company and Shearson American Advisors, LLC or any of its Affiliates. This voting restriction shall survive until such time that Shearson American Advisors, LLC or any of its Affiliates is no longer serving as the Advisor.

ARTICLE 12
RELATIONSHIP OF ADVISOR AND COMPANY;
OTHER ACTIVITIES OF THE ADVISOR

12.1 Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.2 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective managers, employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12.3 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company; unless such investment opportunity is offered to an Affiliate of the Advisor in his or her capacity as an officer or director of the Company and the Company does not renounce any interest or expectancy in such investment opportunity. In conducting the allocation procedure, the Advisor will consider (i) the investment objectives and criteria of other entities managed by the Advisor or its Affiliates; (ii) the cash requirements of other entities managed by the Advisor or its Affiliates; (iii) the effect of the investment on diversification of the other entities managed by the Advisor or its Affiliates by type of investment and risk of investment; (iv) the policy on leverage of the other entities managed by the Advisor or its Affiliates; (v) the anticipated cash flow of the asset to be acquired; (vi) the federal income tax effects of the purchase on the other entities managed by the Advisor or its Affiliates; (vi) the size of the investment program; and (vii) the amount of funds available to the other entities managed by the Advisor or its Affiliates and the length of time such funds have been available for investment.

ARTICLE 13
TERM AND TERMINATION OF THE AGREEMENT

13.1 Term. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

13.2 Termination by the Parties. This Agreement may be terminated

(i) immediately by the Company for Cause or upon the bankruptcy of the Advisor;

(ii) upon 60 days written notice without Cause by a majority of the Independent Directors of the Company; or

(iii) upon 60 days written notice with Good Reason by the Advisor.

The provisions of Articles 13, 15, 16 and 17 of this Agreement shall survive termination of this Agreement.

13.3 Payments on Termination and Survival of Certain Rights and Obligations.

13.3.1 After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

13.3.2 If this Agreement is terminated or not renewed by the Company (other than for “Cause” as defined in this Agreement), then the Conversion Shares shall convert into shares of common stock in accordance with the provisions of the Charter, as further described in Section 8.5 above. If this Agreement is terminated or not renewed by the Company for Cause, then the Conversion Shares shall be redeemed by the Company for $1.00 per share in accordance with the provisions of the Charter.

13.3.3 The Advisor shall promptly upon termination:

(a) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c) deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

(d) cooperate with the Company and take all reasonable steps to assist the Company in making an orderly transition of advisory functions.

ARTICLE 14
ASSIGNMENT

This Agreement may not be assigned by the Advisor without the prior approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to an Affiliate without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the prior consent of the Advisor, except in the case of a merger, acquisition, sale of substantially all of the Company’s assets or similar reorganization, provided that, the surviving entity in any such reorganization agrees in writing to be bound hereunder in the same manner as the Company is bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the Advisor nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 14.

ARTICLE 15
LIMITATION OF LIABILITY AND INDEMNIFICATION

15.1 Limitation of Liability. The Advisor assumes no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Advisor. The Advisor and its directors, officers, members and employees will not be liable to the Company, any subsidiary of the Company, its stockholders or any of its subsidiary’s stockholders or the Independent Directors for any acts or omissions, errors of judgment or mistakes of law by the Advisor or its directors, officers, members or employees under or in connection with this Agreement, except by reason of acts or omissions, errors of judgment or mistakes of law constituting bad faith, willful misconduct, negligence or disregard of their duties under this Agreement.

15.2 Indemnification by the Company. Except as prohibited by the restrictions provided in Section 15.3 and Section 15.4, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective managers, officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

15.3 Limitation on Indemnification.

15.3.1 Notwithstanding the provisions of Section 15.2 or anything else to the contrary set forth herein, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(A) A majority of the Independent Directors have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;

(B) The Advisor or its Affiliates were acting on behalf of or performing services for the Company;

(C) Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates; and

(D) Such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

15.3.2 In addition, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.4 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the Advisor or its Affiliates provide the Company with written affirmation of the particular indemnitee’s good faith belief that it has met the standard of conduct necessary for indemnification by the Company as authorized by Section 15.2 hereof; (c) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (d) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

15.5 Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE 16
FIDUCIARY DUTY

During the term of this Agreement, the Adviser shall be deemed to be in a fiduciary relationship to the Company and its stockholders. The disclosures of conflicts of interest affecting the Advisor set forth in the Registration Statement, in any SEC filing made by the Company or in any written communication delivered by the Advisor to all of the Independent Directors, shall be deemed disclosures to the Company and its stockholders with respect to such conflicts of interest. The Independent Directors shall have sole authority to consent to any such conflict of interest.

ARTICLE 17
MISCELLANEOUS

17.1 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter or the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board or the Company:	SHEARSON AMERICAN REIT, INC.
1959 Redondo Blvd.
Los Angeles, CA. 90019

To the Advisor:	Shearson American Advisors, LLC 1959 Redondo Blvd. Los Angeles, CA, 90019

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.1.

17.2 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

17.3 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.4 Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in Delaware, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court.

17.5 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.6 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.7 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.8 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Shearson American REIT, Inc.

By:	/s/ John Williams
Name:	John Williams
Title:	Chief Executive Officer

Shearson American Advisors, LLC

By:	/s/ Richard Orcutt
Name:	Richard Orcutt
Title:	Chief Executive Officer